EXHIBIT 4.1
FIRST AMENDMENT TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT
     THIS FIRST AMENDMENT TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT (“Agreement”), dated as of the 20th day of October, 2006, by and between INDUS INTERNATIONAL, INC., a Delaware corporation (the “Company”), and MELLON INVESTOR SERVICES LLC as Rights Agent (the “Rights Agent”), constitutes the First Amendment to the Stockholder Protection Rights Agreement dated January 25, 2005 by and between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Rights Agreement.
     WHEREAS, the Company, Iridium Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Fortezza Iridium Holdings, Inc., a Delaware corporation (“Parent”), have proposed to enter into an Agreement and Plan of Merger to be dated the date hereof (the “Merger Agreement”);
     WHEREAS, the Company desires to amend the Rights Agreement to render the Rights inapplicable to the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement;
     WHEREAS, the Company deems the amendment to the Rights Agreement contemplated by this Agreement to be necessary and desirable and in the best interests of the holders of the Rights and has duly approved this Agreement;
     WHEREAS, no Flip-In Date has occurred; and
     WHEREAS, Section 5.4 of the Rights Agreement permits the Company at any time prior to the Close of Business on the Flip-In Date to amend the Rights Agreement in any respect without the approval of the holders of Rights.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
1. The Rights Agreement is hereby amended by:
     (a) Adding the following sentence at the end of the definition of “Acquiring Person” in Section 1.1 of the Rights Agreement:
Notwithstanding any of the terms of the foregoing definition, no Person shall become an “Acquiring Person” solely as the result of the execution and delivery of, or the consummation of any of the transactions (the “Transactions”) contemplated by, (i) the Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 20th, 2006, by and among Fortezza Iridium Holdings, Inc., a Delaware corporation (“Parent”), Iridium Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company or (ii) any agreements, documents or instruments executed or entered into in connection with the Merger Agreement (collectively with the Merger Agreement, the “Transaction Documents”).

     (b) Deleting the definition of “Expiration Time” in Section 1.1 of the Rights Agreement in its entirety, and inserting the following:
“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the Close of Business on January 25, 2015, (iv) the time of a merger of the Company into another corporation pursuant to an agreement entered into prior to a Flip-In Date, and (v) the time immediately prior to the Effective Time (as defined in the Merger Agreement) of the merger between the Company and Merger Sub pursuant to the terms of the Transaction Documents.
     (c) Adding the following sentence at the end of the definition of “Separation Time” in Section 1.1 of the Rights Agreement:
Notwithstanding any of the terms of the foregoing definition, no “Separation Time” will occur solely as the result of the execution and delivery of, or the consummation of any of the Transactions contemplated by, the Transaction Documents.
     (d) Adding the following sentence at the end of the definition of “Stock Acquisition Date” in Section 1.1 of the Rights Agreement:
Notwithstanding any of the terms of the foregoing definition, no “Stock Acquisition Date” will occur solely as the result of the execution and delivery of, or the consummation of any of the Transactions contemplated by, the Transaction Documents, or any public announcement of any of the foregoing.
     2. The term “Agreement” as used in the Rights Agreement shall mean the Rights Agreement, as amended by this Agreement, or as it may from time to time be amended in the future by one or more other written amendment or modification agreements entered into pursuant to the applicable provisions of the Rights Agreement.
     3. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     4. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware; provided however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
     5. Except as expressly herein amended, the terms and conditions of the Rights Agreement shall remain in full force and effect.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Stockholder Protection Rights Agreement to be duly executed as of the date first above written.

COMPANY:

INDUS INTERNATIONAL, INC.

By:	/S/ Gregory J. Dukat

Name:	Gregory J. Dukat

Its:	President and Chief Executive Officer

RIGHTS AGENT:

MELLON SHAREHOLDER SERVICES LLC

By:	/S/ Judy Hsu

Name:	Judy Hsu

Its:	Client Relationship Executive